Exhibit 5.6

Consent of Robert E. Cameron

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Technical Report on the Titiribi Project, Department of Antioquia, Colombia" dated effective June 14, 2021; and (ii) the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Robert E. Cameron, Ph.D., MMSA
Robert E. Cameron, Ph.D., MMSA
Behre Dolbear & Company (USA), Inc.
Dated: December 5, 2025